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International Paper Company

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Incentive Compensation Plan Performance Metrics April 2016

2016 Proxy Statement – Annual “Say-on-Pay” Vote Shareowners are asked annually to vote on a non-binding resolution to approve the compensation of our named executive officers (“Say-on-Pay” proposal), as disclosed in our proxy statement To assist you in casting your 2016 Say-on-Pay vote, please review the following slides together with the more detailed information contained in our proxy statement dated April 7, 2016, including the: Compensation Discussion and Analysis (“CD&A”) section Related compensation tables and footnotes Related narrative disclosure

Compensation Architecture The primary elements of our executive compensation program include: Base salary Short-term (annual) Incentive Compensation This is our Management Incentive Plan or “MIP” Long-term Incentive Compensation This is our Performance Share Plan or “PSP” Built on a pay-for-performance philosophy that aligns with shareowner expectations

Incentive Plan Overview Management Incentive Plan Cash-based incentive plan Designed to motivate employees to achieve our most critical short-term financial goals Approximately 3,500 employees participate globally Performance Share Plan Long-term, equity-based incentive plan Designed to motivate employees to create long-term shareowner value Granted in performance-based restricted stock units (“PSUs”) annually Payout based on performance over a three-year period Approximately 1,300 management-level employees participate globally

2016 Incentive Plan Metrics MIP - Changes for 2016 From: Absolute Cash Flow from Operations – 50% Absolute ROIC – 50% To: Absolute EBITDA – 70% Absolute ROIC – 30% PSP - No Changes for 2016 Officers: Relative ROIC – 50% Relative TSR – 50% Non-Officers: Relative ROIC – 75% Relative TSR – 25%

Why EBITDA? What is EBITDA? Commonly used as a proxy for a company’s performance Measures the operating profitability of the company Also serves as an approximation for cash flow Single largest driver of Cash Flow from Operations Major indicator of the on-going operational strength of the company

Why Make the Change in the MIP plan? Achieving our annual earnings target is important to the company’s ongoing success EBITDA is widely used by our investors to measure the company’s performance We set goals for EBITDA and track performance each month and quarter Establishes an important and transparent performance metric for a larger population Our constant focus, tracking and dialogue around EBITDA enables us to identify needed adjustments Our teams become more engaged in improvement efforts throughout the year with this line of sight Enterprise-wide Cash Flow from Operations, while important, is impacted by factors outside of business performance – i.e., interest expense, taxes Less visible and less widely used to measure performance at the business level Enhances our focus on earnings growth and operating profitability

The Importance of Other Key Metrics Cash Flow Cash flow remains a critical component of our business EBITDA is more visible and widely-recognized metric for many employees Increasing employee focus on EBITDA will continue to drive improvement in cash flow EBITDA remains the single largest driver of Cash Flow from Operations - serves as a proxy for our cash flow ROIC ROIC remains a critical focus area - it is a measure of value creation Continues to be used in both our STI and LTI plans Absolute in MIP Relative in PSP ROIC carries a significant weighting in our PSP 50% for officers 75% for non-officers IP’s continued focus on ROIC has resulted in six consecutive years above WACC

Conclusion IP is committed to paying for performance and aligning both short-term and long-term metrics with the best interests of our shareowners MIP is designed to align and motivate IP leadership around the most critical short-term financial goals Both the senior lead team and our Board of Directors believe the metrics need to periodically change, based on business conditions and the competitive environment EBITDA growth demonstrates a strong link to TSR over a one, three and five-year period PSP remains a critical component of pay for business leaders Comprises the largest component of pay for senior leaders Metrics remained unchanged We are confident the move from Cash Flow from Operations to EBITDA is the best move for International Paper and our shareholders at this time

Contacts Questions? Please contact our Investor Relations Team Jay Royalty Vice President, Investor Relations 901-419-1731 Michele Vargas Director, Investor Relations 901-419-7287